ANNEX A AND EXHIBIT 2.1

PARTNERSHIP INTEREST

PURCHASE AGREEMENT

among

GSSI, LLC

GLOBALSTAR, INC.

LORAL/DASA GLOBALSTAR, L.P.

GLOBALSTAR DO BRASIL S.A.

LORAL/DASA DO BRASIL HOLDINGS LTDA.

LORAL HOLDINGS LLC

GLOBAL DASA LLC

LGP (BERMUDA) LTD.

MERCEDES-BENZ DO BRASIL LTDA.

(f/k/a DAIMLERCHRYSLER DO BRASIL LTDA.)

and

LORAL SPACE & COMMUNICATIONS INC.

December 21, 2007

TABLE OF CONTENTS

1.	The Acquisition	1

2.	Closing	3

3.	Representations and Warranties of Loral Holdings and the Subsidiaries	3

4.	Representations and Warranties of LGP and Loral Space	12

5.	Representations and Warranties of DASA	13

5A.	Representations and Warranties of MBBras	14

6.	Representations and Warranties of Buyer and Globalstar	15

7.	Covenants	16

8.	Conditions Precedent to Buyer’s and Globalstar’s Obligations at the Closing	23

9.	Conditions Precedent to Sellers’ Obligations	24

10.	Transactions at Closing	25

11.	Survival of Covenants, Representations and Warranties	26

12.	Indemnification	26

13.	Notices	34

14.	Severability	35

15.	Assignment	35

16.	Waivers	35

17.	Entire Agreement; Modifications	36

18.	Governing Law; Consent to Jurisdiction	36

19.	Application of Arbitration upon the Occurrence of Certain Events	36

20.	Termination	38

21.	Satellite Service Fees	38

22.	Expenses	39

23.	Enforcement	39

24.	Counterparts	39

i

PARTNERSHIP INTEREST PURCHASE AGREEMENT

THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 21st day of December, 2007, by and among GSSI, LLC, a Delaware limited liability company (“Buyer”), Globalstar, Inc., a Delaware corporation (“Globalstar”), Loral/DASA Globalstar, L.P., a Delaware limited partnership (“LDG”), Globalstar do Brasil, S.A., a Brazilian corporation (the “Operating Subsidiary”), Loral/DASA do Brasil Holdings Ltda., a Brazilian limited liability company (“Holdings”), (LDG, the Operating Subsidiary and Holdings each, a “Subsidiary” and collectively, the “Subsidiaries”), Loral Holdings LLC, a Delaware limited liability company (“Loral Holdings”), Global DASA LLC, a Delaware limited liability company (“DASA”) (Loral Holdings and DASA collectively, “Sellers”), LGP (Bermuda) Ltd., a Bermuda company (“LGP”), Mercedes-Benz do Brasil Ltda. (f/k/a DaimlerChrysler do Brasil Ltda.), a Brazilian limited liability company (“MBBras,” LGP and MBBras collectively, the “Quota Sellers”), and Loral Space & Communications Inc., a Delaware corporation (“Loral Space”).

WHEREAS, Globalstar is the ultimate parent of Buyer and Loral Space is the ultimate parent of Loral Holdings and LGP;

WHEREAS, Sellers own all of the partnership interests of LDG (the “Interests”), with Loral Holdings owning a 73.34% general partner interest and DASA owning a 26.66% limited partner interest;

WHEREAS, LDG in turn directly or indirectly owns all of the outstanding ownership interests of the other Subsidiaries, except for three single quotas representing less than 0.0001% of Holdings’ total capital, two of which quotas are held by LGP and one of which quotas is held by MBBras (the “Quotas”);

WHEREAS, the Operating Subsidiary operates three Globalstar gateways in Manaus, Presidente Prudente and Petrolina, Brasil, and sells mobile satellite telephony and data services using the Globalstar network of low earth orbiting satellites (collectively, the “Business”);

WHEREAS, Sellers desire to sell the Interests to Buyer and Buyer desires to purchase the Interests; and

WHEREAS, the Quota Sellers desire to assign and transfer the Quotas to Buyer and Buyer desires to receive the Quotas, so that after Closing Holdings continues to have two partners, as required by applicable Brazilian law.

NOW, THEREFORE, the parties agree as follows:

1.             The Acquisition.

(a)           Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Sellers will sell and transfer the Interests to Buyer, free and clear of all Encumbrances, and Buyer will purchase the Interests from Sellers.  The Interests shall be conveyed through a Transfer Agreement, substantially in the form of Exhibit A attached hereto.

(i)  At the Closing, the Quota Sellers shall also transfer the Quotas to Buyer in exchange for a US$1.00 payment.  For such purpose, Buyer, LDG, LGP and MBBras shall execute an Amendment to the Articles of Association of Holdings substantially in the form of Exhibit B-1 attached hereto (the “Amendment”).  An unofficial English translation of the Amendment is attached hereto as Exhibit B-2.  The Amendment shall also provide for a change in the corporate name of Holdings to “Globalstar do Brasil Holdings Ltda.”  Holdings shall, and Buyer and Globalstar shall cause Holdings to, timely file the Amendment with the Board of Trade promptly following the Closing.

(b)           Purchase Price.  The purchase price for the Interests (the “Purchase Price”) shall be a number of fully paid and nonassessable shares of Globalstar, Inc. common stock, par value US$0.0001 per share (the “Globalstar Stock”), equal to the quotient of (i) Six Million Five Hundred Thousand U.S. Dollars (US$6,500,000) less the Outstanding Service Fees (as defined below) divided by (ii) the Adjusted Globalstar Stock Price.  The “Adjusted Globalstar Stock Price” means the average of the closing price per share of the Globalstar Stock as reported by the NASDAQ Stock Market for the 10 trading-day period ending upon the third trading day immediately preceding the Closing Date.  The “Outstanding Service Fees” means all amounts due to Globalstar on the Closing Date under that certain Satellite Capacity Leasing Agreement, Agreement #GLLC-C-04-0161 between Globalstar LLC and the Operating Subsidiary dated as of May 1, 2004, as amended by the Amendment thereto dated as of May 1, 2004 and by the Addendum thereto dated as of May 1, 2004 and as assigned to LDG pursuant to the Assignment and Assumption Agreement between the Operating Subsidiary and LDG dated as of July 31, 2005 (as amended and assigned, the “Satellite Services Agreement”), after giving effect to all and any discounts, rebates and deductions granted to LDG by Globalstar (which discounts, rebates and deductions shall be no less than those accorded by Globalstar to other independent gateway operators).  The parties acknowledge and agree that, as of the date hereof and after giving effect to all applicable discounts, rebates and deductions, US$790,407.89 is due and owing from LDG to Globalstar under the Satellite Services Agreement for services rendered during periods to and including October 31, 2007 and that the discount to which LDG is entitled with respect to services rendered for periods commencing on or after November 1, 2007 is 50% (or such greater discount as may be accorded by Globalstar to other independent gateway operators for such periods).  The parties further acknowledge and agree that the Operating Subsidiary has received a portion of the CISA Tax Reimbursements (as defined below), and, therefore, a portion of the Outstanding Services Fees shall be paid by LDG (or the Operating Subsidiary at LDG’s direction) to Globalstar in accordance with Section 7(a) hereof.  The parties (including Sellers) agree and acknowledge that the Globalstar Stock issued as the Purchase Price shall be issued by Globalstar directly to Loral Space (rather than to any of Sellers).  For the avoidance of doubt, the parties hereto acknowledge and agree that no right of payment from LDG or the Operating Subsidiary in favor of Sellers or Loral Space shall arise as a result of treatment of the Outstanding Service Fees provided for herein.

(c)           Closing Account Balance Schedule.  Buyer and Globalstar shall provide to Sellers, the Operating Subsidiary and Loral Space a notice (the “Estimated Closing Date Notice”) setting forth their good faith estimate as to when the conditions to Sellers’ Obligations set forth in Section 9 of this Agreement are expected to be satisfied.  Upon receipt of the Estimated Closing Date Notice, the Operating Subsidiary shall, and Loral Space shall cause the Operating Subsidiary to, prepare, and, on the date which is three (3) business days prior to

Closing, the Operating Subsidiary shall, and Loral Space shall cause the Operating Subsidiary to, deliver to Buyer and Globalstar a schedule of selected account balances in the form of Exhibit C attached hereto (the “Closing Account Balance Schedule”) for the Operating Subsidiary, representing the Operating Subsidiary’s and Loral Space’s good faith estimate of such selected accounts of the Operating Subsidiary as of the Closing Date, and including, without limitation, identification of the liabilities appearing on such Closing Account Balance Schedule for which Loral Space will be responsible after Closing in accordance with the terms of this Agreement (the “Loral Liabilities”).  It is understood and agreed by Buyer and Globalstar that the Operating Subsidiary and Loral Space are not making and will not make any representation or warranty as to the completeness or accuracy of the Closing Account Balance Schedule, that the actual final amounts of such accounts of the Operating Subsidiary may differ from Loral Space’s good faith estimate and that Loral Space shall have no liability and neither Buyer nor Globalstar shall have any claim for indemnification under this Agreement based upon, arising out of or otherwise in respect of the Operating Subsidiary’s and Loral Space’s delivery of the Closing Account Balance Schedule or the content thereof.

(d)           Capital Gains Tax.  Any capital gains tax imposed by any governmental authority on Sellers as a result of this Agreement shall be exclusively borne by Sellers and such cost is deemed by the parties as included in the Purchase Price provided for by Section 1(b).

2.             Closing.  The closing (“Closing”) of the transactions provided for herein shall take place at the offices of Taft Stettinius & Hollister LLP, 425 Walnut Street, Cincinnati, Ohio 45202 at 10:00 a.m. Eastern time, not later than the tenth business day following the date on which all conditions precedent (other than those to be fulfilled at the Closing) have been satisfied as provided in Sections 8 and 9 below or waived, or at such other date and time as may be mutually agreed by the parties (such date and time of closing to be referred to herein as the “Closing Date”).

3.             Representations and Warranties of Loral Holdings and the Subsidiaries.  As of the date of this Agreement and as of the Closing Date, Loral Holdings (in its capacity as general partner of LDG) and each Subsidiary, jointly and severally, represent and warrant to Buyer and Globalstar as follows, except as otherwise set forth on a correspondingly numbered schedule delivered by Loral Holdings and the Subsidiaries to Buyer and Globalstar dated as of the date hereof, the “Seller Disclosure Schedule”):

(a)           Organization.  Loral Holdings and each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  No Subsidiary is required to be qualified to do business in any jurisdiction other than as set forth on Section 3(a)(i) of the Seller Disclosure Schedule, which also describes the corporate structure, name of the partners and number of shares held by them as to Loral Holdings and each Subsidiary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the Assets or the operation of the Business.  Except as otherwise restrained by existing Encumbrances on the Assets set forth in Section 3(e) of the Seller Disclosure Schedule, the Operating Subsidiary has full corporate power and authority to own, lease, and operate the assets it owns, leases or operates and to carry on the Business as it has been and is presently conducted.  Except as set forth in Section 3(a)(ii) of the Seller Disclosure Schedule, Subsidiaries other than the Operating Subsidiary are holding companies with no liabilities other than liabilities that with respect to each such Subsidiary do not exceed US$100,000, no contracts other than contracts with other Subsidiaries or Globalstar and no employees other than statutory officers.  The copies of the articles of incorporation, by-laws, partnership agreement or other governing documents of each Subsidiary delivered pursuant to Section 10(b) are complete and reflect all amendments thereto through the date hereof.

(b)           Authority.

(i)            Each Subsidiary has full power and authority to execute and deliver this Agreement and each of the other agreements and documents entered into in connection with this Agreement and the Closing (collectively, the “Transaction Documents”) to which it is or will be a party, and to perform its obligations hereunder and thereunder.  This Agreement and each other Transaction Document to which any Subsidiary is or will be a party has been duly authorized by all necessary and proper action of such Subsidiary and constitute (or, when delivered, will constitute) the valid and legally binding obligations of such Subsidiary, enforceable against such Subsidiary in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.  Except as set forth in Section 3(b) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement or any other Transaction Document by any Subsidiary nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with, result in the breach of, accelerate the performance required by, constitute a default under, or require the approval or consent of any third party under, (i) any provision of any order, ruling, judgment or decree of any court or any agency of government, (ii) the governing documents of any Subsidiary, or (iii) any mortgage, note, debt instrument, lease or any other contract or agreement, written or oral, to which any Subsidiary is a party or by which it or any of its assets or any of the Interests are bound or affected, or will be an event which, after notice or lapse of time or both, will result in any such violation, conflict, breach, acceleration or default, or will result in the creation of a lien, charge or encumbrance on any of such Subsidiary’s assets or any of the Interests transferred hereunder, except, in the case of clause (iii) of this subsection, for such violations, conflicts, breaches, accelerations, defaults, approvals or consents that would not reasonably be expected to have a material adverse effect on the Assets or the operation of the Business.

(ii)           Loral Holdings has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and perform its obligations hereunder and thereunder.  This Agreement and each other Transaction Document to which it is a party has been duly authorized by all necessary action of Loral Holdings and constitute (or, when delivered, will constitute) the valid and legally binding obligations of Loral Holdings, enforceable against Loral Holdings in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.  Except as set forth in Section 3(b) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement or any other Transaction Document by Loral Holdings nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with, result in the breach of, accelerate the performance required by, constitute a default under, or require the approval or consent of any third party under, (i) any provision of any order, ruling, judgment or decree of any court or any agency of government, (ii) the certificate of incorporation or bylaws of Loral

Holdings, or (iii) any mortgage, note, debt instrument, lease or any other contract or agreement, written or oral, to which Loral Holdings is a party or by which it is bound or affected, or will be an event which, after notice or lapse of time or both, will result in any such violation, conflict, breach, acceleration or default, except, in the case of clause (iii) of this subsection, for such violations, conflicts, breaches, accelerations, defaults, approvals or consents that would not reasonably be expected to have a material adverse effect on the Assets or the operation of the Business.

(c)           Taxes.  Except as set forth in Section 3(c) of the Seller Disclosure Schedule, there are no Encumbrances over the Assets of the Subsidiaries related to tax matters.

(d)           Ownership.

                                                (i)  The Interests are, and will be as of the Closing Date, the only issued and outstanding partnership interests of LDG.  Sellers are, and will be as of the Closing Date, the record and beneficial owners of the Interests, free and clear of all Encumbrances.  No legend or references to any purported Encumbrances appear on any certificate representing the Interests, and none of the Interests were issued in violation of the Securities Act of 1933, as amended (the “Securities Act”) or regulations promulgated thereunder.  The Interests have been duly authorized and are fully paid and nonassessable.  Except as set forth in Section 3(d) of the Seller Disclosure Schedule, there are no contracts relating to the issuance, sale, or transfer of any ownership interests or other securities of LDG.  LDG does not own, or have any contract to acquire, any ownership interests or other securities of any person or any direct or indirect equity or ownership interest in any other business, except the other Subsidiaries.

(ii)           Except for the LGP Quotas, all of the outstanding ownership interests and other securities of each Subsidiary not held by LDG (“Equity Securities”) are owned by one or more Subsidiaries, free and clear of all Encumbrances.  No legend or references to any purported Encumbrances appear on any certificate representing the Equity Securities, and none of the Equity Securities were issued in violation of the Securities Act or regulations promulgated thereunder or any similar law of any governmental body.  The Equity Securities have been duly authorized and are fully paid and nonassessable.  Except as set forth in Section 3(d) of the Seller Disclosure Schedule, there are no contracts relating to the issuance, sale or transfer of any Equity Securities, and no Subsidiary owns, or has any contract to acquire, any ownership interests or other securities of any person or any direct or indirect equity or ownership interest in any other business, except the other Subsidiaries.

(e)           Title to Assets; Sufficiency.

(i)            The Operating Subsidiary has good, marketable, fee simple title to, and has sole possession and control of, each of the assets owned by it (the “Assets”), free and clear of all mortgages, liens, pledges, charges, claims, restrictions, defects of title or other encumbrances or rights of others (collectively, “Encumbrances”), except for any Encumbrances described on Section 3(e) of the Seller Disclosure Schedule.

(ii)           Section 3(e) of the Seller Disclosure Schedule contains a list of real property in which the Operating Subsidiary has an ownership interest (the “Owned Real

Property”), and all leases of real property in which the Operating Subsidiary has a leasehold interest (the “Leased Real Property” and collectively with the Owned Real Property, the “Real Property”).  The Real Property represents all real properties currently used in the Business.  Except as set forth on Section 3(a) of the Seller Disclosure Schedule, use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements.  All improvements to the Real Property are in compliance in all material respects with all applicable laws and regulations and are, and on the Closing Date will be, in all material respects, in a condition that allows them to be used to operate the Business as currently conducted.  No part of any improvement to the Real Property encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Real Property.  Each parcel of Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Real Property and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the facilities located thereon.

(iii)          The Assets, together with the other rights held by the Subsidiaries, constitute all of the assets and rights necessary to operate the Business in all material respects as currently conducted.

(f)            Machinery, Equipment, Etc.  The Operating Subsidiary has good title to all machinery, equipment and any other tangible personal property owned by the Operating Subsidiary or used in the Business, which have been, and until the Closing will be, maintained in all material respects in accordance with good maintenance policies and practices and are, and on the Closing Date will be, in all material respects, in a condition that allows them to be used to operate the Business as currently conducted.

(g)           Financial Statements; Undisclosed Liabilities.   Prior to Closing, LDG, the Operating Subsidiary and Holdings will deliver to Buyer true and correct copies of (i) an unaudited separate company balance sheet of such Subsidiary at December 31, 2006 (each a “Balance Sheet” and collectively, the “Balance Sheets”), and the related unaudited statements of income, shareholders’ equity and cash flows for the 12 months then ended, including the notes thereto, and (ii) an unaudited separate company balance sheet of such Subsidiary at June 30, 2007, and the related unaudited statements of income, shareholders’ equity, and cash flows for the six months then ended (collectively, the “Financial Information”).  All of the Financial Information, when delivered, will be true and complete and will fairly present in all material respects the assets, liabilities, financial condition and results of operations of each Subsidiary at such dates and for such periods, all in accordance with U.S. or Brazil (as the case may be) generally accepted accounting principles consistently applied throughout the periods involved (except as set forth on Section 3(g) of the Seller Disclosure Schedule and, in the case of interim statements, which do not contain footnotes and are subject to year-end adjustments).  No Subsidiary has any liabilities, obligations or contingencies (whether absolute, accrued or contingent) (each a “Liability” and collectively, “Liabilities”) of a type described in clauses (x), (y) or (z) of Section 12(a) hereof, and, to each Subsidiary’s knowledge, no such Subsidiary has any other Liabilities, except in each case (i) Liabilities that are accrued or reserved against in its most recent balance sheet or as otherwise indicated or reflected in the notes thereto; (ii) additional Liabilities reserved against since the date of such balance sheet (the “Balance Sheet

Date”) that have arisen in the ordinary course of business and are accrued or reserved against on the books and records of such Subsidiary; (iii) additional Liabilities that are expressly provided for in any Contracts that are not required to be reflected in such Subsidiary’s financial statements under U.S. or Brazil (as the case may be) generally accepted accounting principles; and (iv) other potential or actual Liabilities directly or indirectly related to or resulting from the issues and matters listed in Section 3(g) of the Seller Disclosure Schedule.

(h)           Inventory.  Upon the consummation of the transactions contemplated hereunder, the inventory of the Subsidiaries (including any inventory located in the United States and/or Canada) shall be indirectly acquired by Buyer “as is.”  Except as set forth on Section 3(h) of the Seller Disclosure Schedule, the Subsidiaries are not in possession of any inventory not owned by them, including goods already sold.  A list of the inventory of the Subsidiaries located outside Brazil as of October 16, 2007 is set forth on Section 3(h) of the Seller Disclosure Schedule.

(i)            Casualty.  Since December 31, 2006, the Assets have not been affected by any theft, fire, explosion, accident, flood, drought, storm, earthquake, embargo, act of God or any public enemy or other casualty, whether or not insured, that in any way has materially impaired or could reasonably be expected to impair materially the Business or has materially adversely affected or could reasonably be expected to materially affect the value of any of such Assets.

(j)            Insurance.  The Operating Subsidiary has provided or made available to Buyer a copy of all insurance policies and all self-insurance programs and arrangements relating to the Business and the Assets.  All premiums due and payable under all such policies have been paid and the Operating Subsidiary is not otherwise in material default under the terms of such policies.  As of the date of this Agreement, the Operating Subsidiary had not received notice of any threatened termination of, or premium increase with respect to, any such policies.

(k)           Contracts.  Section 3(k) of the Seller Disclosure Schedule lists all of the contracts and agreements in effect as of September 30, 2007 to which any Subsidiary is a party or by which any of the Assets are bound (the “Contracts”).  Each of the Contracts listed or described in Section 3(k) of the Seller Disclosure Schedule is in full force and effect and is a legal, binding and enforceable obligation by or against a Subsidiary, except where the failure to be in full force and effect would not reasonably be expected to have a material adverse effect on the Assets or operation of the Business.  Except for noncompliance due to Constellation Service Matters (as defined in Section 8(c)) and except as set forth on Section 3(k) of the Seller Disclosure Schedule, each Subsidiary is in material compliance, and to each Subsidiary’s knowledge, each counterparty is in material compliance, with the terms of such Contracts.  The consummation of the transactions contemplated hereunder and the sale of the Interests to Buyer shall not trigger the acceleration or early maturity of any contractual obligation to which any Subsidiary is bound.  The Operating Subsidiary has delivered or made available to Buyer correct and complete copies of each Contract listed on Section 3(k) of the Seller Disclosure Schedule and all amendments thereto, modifications thereof and material correspondence in connection therewith.

(l)            Governmental Licenses, Permits, and Approvals.  Section 3(l) of the Seller Disclosure Schedule lists all of the licenses, registrations and permits issued to the Operating Subsidiary by Brazil’s Agência Nacional de Telecomunicações (“Anatel”) which are required for the Operating Subsidiary to operate the Business as currently conducted.  Except as set forth on Section 3(l) of the Seller Disclosure Schedule, no registration with, approval by, clearance from or pre-notification to Anatel, nor any Anatel permit or license, is required in connection with the execution and performance of this Agreement by Sellers.  Except as set forth on Section 3(l) of the Seller Disclosure Schedule, all other government licenses that would materially affect operations of the Business and cannot be replaced within thirty (30) days for under US$10,000 are in full force and effect, and such full force and effect status will not be materially adversely affected by the sale of the Interests to Buyer or the other transactions contemplated by this Agreement.

(m)          Employee Matters.

(i)            Section 3(m) of the Seller Disclosure Schedule contains a complete and accurate list of the names, titles, and compensation of all employees of each Subsidiary as of the date hereof (collectively, the “Employees”).  In addition, Section 3(m) of the Seller Disclosure Schedule contains a complete and accurate description of any promised increases in compensation of the Employees that have not yet been effected.

(ii)           Section 3(m) of the Seller Disclosure Schedule contains a list of each employment agreement, non-competition agreement or similar contract entered into between a Subsidiary or Seller and any Employee other than the standard employment agreements entered into by the Operating Subsidiary with its Employees (the “Employment Agreements”).

(iii)          Except as set forth on Section 3(m) of the Seller Disclosure Schedule, no unwritten material amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to the Employment Agreements or any employee policies and procedures currently in effect.

(iv)          Each Subsidiary (A) has been and is in material compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (B) is not liable in any material amount for any arrears of wages or penalties for failure to comply with any of the foregoing.  Except as set forth on Section 3(m) of the Seller Disclosure Schedule, there are no (1) unfair labor practice charges, discrimination charges or other complaints pending or, to Loral Holdings’ and each Subsidiary’s knowledge, threatened against any Subsidiary before any governmental authority or arbitral body or (2) existing or threatened material labor strikes, disputes, grievances or controversies against or relating to any Subsidiary or any Employees.

(v)           LDG is not and has not been a party to any agreement with any union, labor organization or collective bargaining unit.  Section 3(m) of the Seller Disclosure Schedule lists the unions to which Holdings, the Operating Subsidiary and their Employees are associated and the collective bargaining agreements to which they are currently bound.

(vi)          Except as set forth on Section 3(m) of the Seller Disclosure Schedule, no Subsidiary has any services, consulting, representation, agency or commission agreement or relationship (the “Agency Relationships”) that may be deemed to grant to the other parties thereto or their partners or shareholders rights similar to the ones provided under Brazilian law to Employees.  Each Subsidiary has fully paid all commissions, fees, reimbursable expenses and indemnification and severance fees arising from or in connection with the Agency Relationships.

(n)           Employee Benefit Matters.  Section 3(n) of the Seller Disclosure Schedule lists each employee benefit, equity incentive plan or compensation plan or program covering currently active former, or retired employees of any Subsidiary (“Plan”).  The Operating Subsidiary has provided or made available to Globalstar a copy of each Plan document (or, if there is no Plan document, a written description), and where applicable, any related trust agreement, annuity or insurance contract and, where applicable, the three most recent annual reports filed with the applicable governmental authority, including all attachments and schedules thereto.  To Loral Holdings’ and each Subsidiary’s knowledge, each Plan complies with, and has been maintained and administered in material compliance with, its terms and with the requirements prescribed by all applicable laws, statutes, orders, rules and regulations.  Except as set forth on Section 3(n) of the Seller Disclosure Schedule, there are no pending or anticipated claims against or otherwise involving any of the Plans (excluding claims for benefits incurred in the ordinary course of Plan activities) and no suit, action or other litigation has been brought against or with respect to any Plan.  Except as set forth on Section 3(n) of the Seller Disclosure Schedule, all contributions, reserves or premium payments to each Plan accrued to the date hereof, have been made or provided for.  Except as provided under the laws, rules and regulations of Brazil, there are no restrictions on the rights of any Subsidiary to amend or terminate any Plan without incurring any liability under it (other than ordinary administrative expenses).  There have been no unwritten or unexpected amendments to, written interpretation of, or announcements (whether or not written) by any Subsidiary relating to coverage under, any Plan.

(o)           Compliance with Laws.  Except for the Loral Tax Liabilities, each Subsidiary (and in the case of the U.S. Foreign Corrupt Practices Act (“FCPA”), Loral Holdings and Loral Space) has complied in all material respects with all of the laws, regulations, rules, orders, judgments, decrees or other requirements imposed by any governmental authority applicable to it or to the operation of the Business (including, without limitation, the FCPA), and no Subsidiary has received any notice or citation for noncompliance by the Business with any of the foregoing.  No Subsidiary has any knowledge of any condition or event which, after notice or lapse of time, or both, would constitute noncompliance with any of the foregoing.

(p)           Brokers.  Neither any Subsidiary nor Loral Holdings has expressly or impliedly engaged any broker, finder or agent with respect to any transaction contemplated by this Agreement.

(q)           Absence of Certain Changes and Conduct of Business.  Except as otherwise listed in Section 3(q) of the Seller Disclosure Schedule, since June 30, 2007, there has been no material adverse change in the Assets, or the financial condition, results of operations or prospects of the Business, and neither any Subsidiary nor Loral Holdings has any knowledge of any occurrence, circumstances or combination thereof which might reasonably be expected to result in any such material adverse change.  Without limiting the foregoing, since June 30, 2007 and except as otherwise listed in Section 3(q) of the Seller Disclosure Schedule, no Subsidiary has:

(i)            contracted for the purchase of any capital assets, or paid any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount, individually or in a series of related transactions, not higher than US$100,000;

(ii)           incurred any indebtedness for borrowed money or issued or sold any debt securities, except in the ordinary course of business consistent with past practice and in an amount, individually or in a series of related transactions, not higher than US$100,000;

(iii)          except as would be permitted by Section 7(a)(C), incurred or discharged any liabilities or obligations except in the ordinary course of business consistent with past practice;

(iv)          forgiven or canceled any third party debts or claims or released or waived any third party rights or claims, except in the ordinary course of business consistent with past practice and in an amount, individually or in a series of related transactions, not higher than US$ 100,000;

(v)           mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its assets in an amount, individually or collectively, higher than US$100,000;

(vi)          suffered any damage or destruction to or loss of its assets (whether or not covered by insurance) that has materially adversely affected, or could materially adversely affect, the Business;

(vii)         acquired or disposed of any assets except in the ordinary course of business consistent with past practice and in an amount, individually or in a series of related transactions, not higher than US$100,000;

(viii)        increased the compensation of any Employee except in accordance with Section 3(m) of the Seller Disclosure Schedule;

(ix)           made any payments to any person or entity except for payments related to the Loral Liabilities (including the Loral Tax Liabilities) or in the ordinary course of business consistent with past practice or loaned any money to any person or entity (other than ordinary course advances of expenses to employees consistent with past practice);

(x)            formed or acquired or disposed of any interest in any corporation, company, partnership, joint venture or other entity;

(xi)           redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights or paid any dividends or made any distribution to the holders of any Subsidiary’s capital stock, ownership interests or other securities;

(xii)          entered into or terminated any material agreement with any person or group, or modified or amended in any material respect the terms of any existing agreement except in the ordinary course of business consistent with past practice and in an amount, individually or in a series of related transactions, not higher than US$100,000;

(xiii)         entered into, adopted or materially amended any employee benefit plan;

(xiv)        materially changed its accounting methods; or

(xv)         entered into any agreement (written or oral) to do any of the foregoing.

(r)            Litigation.  Except as otherwise listed in Section 3(r) of the Seller Disclosure Schedule, there is no claim, action, suit or proceeding, administrative or judicial, pending or, to Loral Holdings’ and each Subsidiary’s knowledge, threatened, against or affecting any Subsidiary or involving any of the Assets or the Business, at law or in equity or before any governmental authority or arbitral body, including, without limitation, any claim, proceeding or suit for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement.  No Subsidiary is subject to or in default under any order, writ, injunction or decree of any court or any governmental authority.

(s)           Environmental Matters.  Each Subsidiary has been and is in material compliance in with all applicable laws relating to pollution or protection of human health or the environment (including, without limitation, air, surface water, ground water, land surface, subsurface strata, and natural resources) (collectively, “Environmental Law”).  No Subsidiary has received notice of or is the subject of any pending or threatened actions, causes of action, claims, investigations, demands or notices by any person or entity alleging liability under, or non-compliance with, any Environmental Law.  There are no present circumstances that jeopardize the validity of or ability of any Subsidiary to obtain, maintain and comply with all material permits and authorizations required under Environmental Law.  No Subsidiary has disposed of or released, or caused or allowed the disposal or release of any pollutant, contaminant, substance or material that is regulated under applicable Environmental Law as harmful or potentially harmful to human health, natural resources or the environment (“Hazardous Material”) (at a concentration or level, or in a quantity, which requires a response action or remedial action under any Environmental Law) at the Real Property.  No Subsidiary has received notice of any alleged liability, non-compliance or requirement to conduct a response or remedial action under any Environmental Law with respect to the Real Property.  There is currently no (i) aboveground or underground storage tank used or formerly used to store any Hazardous Material, or (ii) other Hazardous Materials or Hazardous Material-containing equipment or material at the Real Property.  No Subsidiary has received any notice of any alleged liability of any Subsidiary under any Environmental Law with respect to any disposal or release of any Hazardous Material (at a concentration or level, or in a quantity, which requires a response action or remedial action under any Environmental Law) at any other real property.

The Operating Subsidiary has delivered or made available to Buyer copies of all relevant material environmental documentation (other than attorney-client or work-product privileged materials), if any, that is not older than ten years and that is in the possession and/or under the control of any Subsidiary relating to the Real Property or the Business.

(t)            True Copies.  All documents furnished to Buyer by any Subsidiary or Loral Holdings pursuant to this Agreement are true and correct copies, and there are no amendments, modifications or side letters thereto except as set forth in such documents.

(u)           Proprietary Rights.

(i)            Except as would not reasonably be expected to have a material adverse effect on the Assets or the operation of the Business, the Operating Subsidiary owns all patents, trademarks, service marks, copyrights, trade secrets, domain names and other proprietary rights and technology (collectively, “Proprietary Rights”), necessary to conduct the Business as it is currently conducted, or possesses adequate licenses or other rights (including licenses for the use of non-customized software), if any, therefor, without conflict with the rights of others.

(ii)           The Operating Subsidiary has the right to use the Proprietary Rights as they are currently used without, to the knowledge of the Operating Subsidiary, infringing or violating the rights of any third parties.  No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right.  Each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

(v)           Accounts Receivable.  All accounts receivable of the Operating Subsidiary that are reflected in its financial statements (other than accounts receivable due from other Subsidiaries) represent or will represent valid obligations arising from sales actually made or services actually performed by the Operating Subsidiary in the ordinary course of business.

(w)          Information Supplied.  None of the information supplied or to be supplied by any Subsidiary or Loral Holdings for inclusion or incorporation by reference in the Form S-4 contemplated by Section 7(f) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

4.             Representations and Warranties of LGP and Loral Space.  As of the date of this Agreement and as of the Closing Date, LGP and Loral Space jointly and severally represent and warrant to Buyer and Globalstar as follows:

(a)           Organization.  Each of LGP and Loral Space is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to own, lease, and operate its properties and to carry on its business as it has been and is presently conducted.

(b)           Authority.  Each of LGP and Loral Space has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and perform its respective obligations hereunder and thereunder, and this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary and proper corporate action of each of LGP and Loral Space.  This Agreement constitutes, and the other Transaction Documents to which LGP or Loral Space is a party, when delivered, will constitute, the valid and legally binding obligations of LGP or Loral Space, as the case may be, enforceable against such party in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally.  Neither the execution and delivery of this Agreement by LGP and Loral Space, nor the consummation of the transactions contemplated hereby, will violate or conflict with, result in the breach of, accelerate the performance required by, or constitute a default under, (i) any provision of any order, ruling, judgment or decree of any court or any agency of government, (ii) the governing documents of LGP and Loral Space, as the case may be, or (iii) any mortgage, note, debt instrument, lease or any other contract or agreement, written or oral, to which LGP or Loral Space is a party or by which it or any of its properties is bound or affected, except, in the case of clause (iii) hereof, for such violations, conflicts, breaches, accelerations or defaults that would not reasonably be expected to have a material adverse effect on the Assets or the operation of the Business.

(c)           Brokers.  Neither LGP nor Loral Space has expressly or impliedly engaged any broker, finder or agent with respect to any transaction contemplated by this Agreement.

(d)           Information Supplied.  None of the information supplied or to be supplied by LGP or Loral Space for inclusion or incorporation by reference in the Form S-4 contemplated by Section 7(f) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)           Quotas.  LGP owns two of the Quotas free and clear of Encumbrances.

5.             Representations and Warranties of DASA.  As of the date of this Agreement and as of the Closing Date, DASA represents and warrants to Buyer and Globalstar as follows:

(a)           Organization.  DASA is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to own, lease, and operate its properties and to carry on its business as it has been and is presently conducted.

(b)           Authority.  DASA has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and perform its respective obligations hereunder and thereunder, and this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary and proper corporate action of DASA.  This Agreement constitutes, and the other Transaction Documents to which DASA is a party, when delivered, will constitute, the valid and legally binding obligations of DASA, enforceable against DASA in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally.  Neither the execution and delivery of this Agreement by DASA, nor the consummation of the transactions contemplated hereby, will violate or conflict with, result in the breach of, accelerate the performance required by, or constitute a default under, (i) any provision of any order, ruling, judgment or decree of any court or any agency of government, (ii) the governing documents of DASA, or (iii) any mortgage, note, debt instrument, lease or any other contract or agreement, written or oral, to which DASA is a party or by which it or any of its properties is bound or affected, except, in the case of clause (iii) hereof, for such violations, conflicts, breaches, accelerations or defaults that would not reasonably be expected to have a material adverse effect on the Assets or the operation of the Business.

(c)           Brokers.  DASA has not expressly or impliedly engaged any broker, finder or agent with respect to any transaction contemplated by this Agreement.

5A.          Representations and Warranties of MBBras.  As of the date of this Agreement and as of the Closing Date, MBBras represents and warrants to Buyer and Globalstar as follows:

(d)           Organization.  MBBras is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to own, lease, and operate its properties and to carry on its business as it has been and is presently conducted.

(e)           Authority.  MBBras has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and perform its respective obligations hereunder and thereunder, and this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary and proper corporate action of MBBras.  This Agreement constitutes, and the other Transaction Documents to which MBBras is a party, when delivered, will constitute, the valid and legally binding obligations of MBBras, enforceable against MBBras in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally.  Neither the execution and delivery of this Agreement by MBBras, nor the consummation of the transactions contemplated hereby, will violate or conflict with, result in the breach of, accelerate the performance required by, or constitute a default under, (i) any provision of any order, ruling, judgment or decree of any court or any agency of government, (ii) the governing documents of MBBras, or (iii) any mortgage, note, debt instrument, lease or any other contract or agreement, written or oral, to which is a party or by which it or any of its properties is bound or affected, except, in the case of clause (iii) hereof, for such violations, conflicts, breaches, accelerations or defaults that would not reasonably be expected to have a material adverse effect on the Assets or the operation of the Business.

(f)            Brokers.  MBBras has not expressly or impliedly engaged any broker, finder or agent with respect to any transaction contemplated by this Agreement.

(g)           Quotas. MBBras owns one of the Quotas free and clear of Encumbrances.

6.             Representations and Warranties of Buyer and Globalstar.  As of the date of this Agreement and as of the Closing Date, Buyer and Globalstar jointly and severally represent and warrant to Sellers as follows:

(a)           Organization.  Globalstar is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease, and operate its properties and to carry on its business as it has been and is presently conducted.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to own, lease, and operate its properties and to carry on its business as it has been and is presently conducted.

(b)           Authority.  Each of Buyer and Globalstar has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and perform its respective obligations hereunder and thereunder, and this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary and proper corporate action of each of Buyer and Globalstar.  This Agreement constitutes, and the other Transaction Documents to which Buyer or Globalstar is a party, when delivered, will constitute, the valid and legally binding obligations of Buyer or Globalstar, as the case may be, enforceable against such party in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally.  Neither the execution and delivery of this Agreement by Buyer and Globalstar, nor the consummation of the transactions contemplated hereby, will violate or conflict with, result in the breach of, accelerate the performance required by, or constitute a default under, (i) any provision of any order, ruling, judgment or decree of any court or any agency of government, (ii) the governing documents of Buyer or Globalstar, or (iii) any mortgage, note, debt instrument, lease or any other contract or agreement, written or oral, to which Buyer or Globalstar is a party or by which it or any of its properties is bound or affected.

(c)           Brokers.  Neither Buyer nor Globalstar has expressly or impliedly engaged any broker, finder or agent with respect to any transaction contemplated by this Agreement.

(d)           Globalstar Capitalization.  The authorized capital stock of Globalstar consists of (A) 800,000,000 shares of common stock, par value US$0.0001 per share, of which 82,671,224 shares were issued and outstanding as of November 8, 2007, and (B) 100,000,000 shares of preferred stock, par value US$0.0001 per share, none of which are issued or outstanding as of the date of this Agreement.  All of the issued and outstanding shares of Globalstar stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.  Globalstar is the sole owner of Buyer.

(e)           Issuance.  The Globalstar Stock to be issued in payment of the Purchase Price has been duly and validly authorized, reserved for issuance and, when issued, sold and delivered by Globalstar in accordance with the terms of this Agreement for the consideration provided for herein, will have been duly and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws and will be free of any Encumbrance and free of any restrictions on transfer except any applicable restrictions under Rule 145 of the Securities Act.

(f)            Information Supplied.  The Form S-4 contemplated by Section 7(f) will not, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided that neither Globalstar nor Buyer makes any representation or warranty with respect to any information supplied or to be supplied by any Subsidiary, Seller, Quota Seller or Loral Space for inclusion or incorporation by reference in the Form S-4.

(g)           Due Diligence.  Buyer and Globalstar either directly or through their respective representatives and advisors have conducted due diligence on the Subsidiaries, the Assets, the Business and the Interests.  To Buyer and Globalstar’s knowledge, all documents, records and books pertaining to the Subsidiaries have been made and are available to Buyer and Globalstar and their representatives and advisors, and each of Buyer and Globalstar has had an opportunity to ask questions of and receive answers from executives of the Subsidiaries, the Sellers and Loral Space concerning the Subsidiaries, the Assets, the Business and the Interests.  Pursuant to Section 7(b) of this Agreement, prior to Closing, Buyer and Globalstar shall continue to analyze all relevant matters pertaining to the Subsidiaries, the Assets, the Business and the Interests, including but not limited to those subject of representations and warranties provided hereunder by Sellers, the Subsidiaries, LGP and Loral Space. Globalstar is the owner and operator of the Globalstar network of low earth orbiting satellites related to the Business and of other Globalstar service providers (similar to the Operating Subsidiary) and is therefore fully familiar with the overall nature of the Business.  Each of Buyer and Globalstar or its advisors have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of consummating the transactions contemplated hereunder.  Nothing in this representation and warranty shall limit Buyer or Globalstar’s ability to seek indemnity under Section 12 hereof.

7.             Covenants.

(a)           Interim Operations of the Business.  Loral Space, Loral Holdings and each of the Subsidiaries covenants and agrees that, after the date hereof and prior to the Closing, unless Globalstar shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement or as required by applicable laws or regulations, the Business shall be conducted in the ordinary and usual course and the Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Business.  Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Closing, except (A) as otherwise expressly required by this Agreement, (B) as Globalstar may approve in writing, (C) as Loral Space, at its sole discretion, may deem necessary or convenient to settle, pay or deal with existing liabilities of the Subsidiaries (including the Loral Liabilities and the Loral Tax Liabilities), so long as such settlements (i) are the financial responsibility of Loral Space pursuant to Section 12(a) hereof or otherwise and (ii) could not reasonably be expected to materially adversely affect the Assets or the operation of the Business following the Closing, or (D) as set forth in Section 7(a) of the Seller Disclosure Schedule, neither Loral Holdings nor any Subsidiary will, directly or indirectly, take any action described in Section 3(q) hereof.  In addition, without limiting the generality of the foregoing, within five business days after the signing of this Agreement, LDG shall pay (or shall cause the Operating Subsidiary to pay) to Globalstar an amount (the “Satellite Service Fee Interim Payment”) equal to (x) all amounts then owed under the Satellite Services Agreement after giving effect to all and any discounts, rebates and deductions granted to LDG by Globalstar (which discounts, rebates and deductions shall be no less than those accorded by Globalstar to other independent gateway operators) less (y) US$500,000, and LDG shall thereafter pay (or cause the Operating Subsidiary to pay) to Globalstar all amounts owed under the Satellite Services Agreement as they come due after giving effect to all and any discounts, rebates and deductions granted to LDG by Globalstar (which discounts, rebates and deductions shall be no less than those accorded by Globalstar to other independent gateway operators) (the “Satellite Service Fee Current Payments”).  The parties agree that the amount of the Satellite Service Fee Interim Payment as of October 31, 2007 is US$290,407.89.

(b)           Access and Information.

(i)            Each Subsidiary shall, and Loral Holdings and Loral Space shall cause each Subsidiary to, give Buyer and Globalstar, and their counsel, accountants and other representatives full access during normal business hours, throughout the period prior to the Closing Date, to all property, books, leases, contracts, commitments and records of such Subsidiary and the Business, and each Subsidiary shall cause to be furnished to Buyer and Globalstar and their representatives during such period all of such information concerning such operations as Buyer and Globalstar and their representatives may reasonably request.  Each Subsidiary shall, and Loral Holdings and Loral Space shall cause each Subsidiary to, permit Buyer and Globalstar to make any investigations of the Real Property and the Assets, including, without limitation, environmental investigations, as Buyer determines in its sole discretion.  Until Closing, Buyer and Globalstar and their counsel, accountants and other representatives shall not disclose to persons outside of Buyer and Globalstar any confidential or proprietary information of any Subsidiary or the Business or information of others that any Subsidiary is obligated to maintain in confidence, which is obtained by Buyer pursuant to this Section 7(b).  Each Subsidiary shall, and Loral Holdings and Loral Space shall cause each Subsidiary to, make available to Buyer and Globalstar true copies of all Contracts listed on Section 3(k) of the Seller Disclosure Schedule prior to Closing.  The parties acknowledge that Globalstar, the Operating Subsidiary and Loral Space have previously executed a Confidentiality Agreement dated August 21, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and Globalstar will hold, and will cause Buyer and Globalstar’s and Buyer’s respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, all Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement (as if Buyer, in addition to Globalstar, were a signatory thereto).  In the event the transactions contemplated by this Agreement fail to close, for whatever reason, Buyer and Globalstar shall return all Information disclosed under the Confidentiality Agreement to the Disclosing Party (as defined in the Confidentiality Agreement).

(ii)           Loral Holdings shall cause to be provided to Globalstar as soon as available, but not later than the 45th day after the end of the applicable month, financial statements of the Operating Subsidiary, including a balance sheet, statement of operations and statement of cash flows, in each case as of and for each month ending during the term of this Agreement.  In addition, Loral Holdings shall cause to be provided to Globalstar as soon as available, but not later than the 15th day after the end of the applicable month, a “churn report” showing changes to the Business’s customer base during such month for each month ending during the term of this Agreement.

(iii)          Each of Loral Holdings, Loral Space, LGP, DASA, MBBras and each Subsidiary shall provide prompt written notice to Globalstar of the occurrence of any event prior to the Closing which would (or which with notice or the passage of time would), if such event had occurred prior to the date hereof, cause or constitute a breach of any of the representations or warranties of such party in this Agreement.  Loral Holdings shall also provide Globalstar with prompt written notice of any material change in the normal course of the Subsidiaries’ business, results of operations or financial condition, other than changes resulting from Constellation Service Matters.

(iv)          Each of Buyer and Globalstar shall provide prompt written notice to each of Loral Holdings, Loral Space, LGP, DASA, MBBras and each Subsidiary of the occurrence of any event prior to the Closing which would (or which with notice or the passage of time would), if such event had occurred prior to the date hereof, cause or constitute a breach of any of the representations or warranties of such party in this Agreement.

(c)           Consents and Regulatory Approvals.  The parties acknowledge that the Operating Subsidiary has filed an application with Anatel for approval of the transactions contemplated by this Agreement.  The parties shall promptly, prepare and file all necessary documentation, to effect all necessary (or, in the case of Anatel, all additional) applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to obtain all Required Consents.  The parties agree that they will consult and cooperate with each other with respect to the obtaining of all Required Consents.

(d)           Exclusivity.  Sellers and the Subsidiaries shall not, nor shall they authorize or permit any of their directors, officers or employees to, and Sellers and the Subsidiaries shall use their reasonable best efforts to cause any investment banker, financial advisor, services provider, consultant, attorney, accountant or other representative acting on behalf of it or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a Seller Acquisition Proposal (as defined below) or (ii) participate in any negotiations or discussions regarding any Seller Acquisition Proposal. For purposes of this Agreement, “Seller Acquisition Proposal” means any bona fide inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of any assets or business that constitutes 10% or more of the net revenues, net income or the assets of the Business, (ii) any direct or indirect acquisition or purchase of 10% or more of any class of voting securities of any Subsidiary, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Subsidiary, in each case other than the transactions contemplated by this Agreement.  In addition, Sellers and the Subsidiaries shall as promptly as practicable advise Globalstar, orally and in writing, of any request for information or of any Seller Acquisition Proposal (and in any case within 24 hours of such request or the receipt of such Seller Acquisition Proposal), the principal terms and conditions of such request or Seller Acquisition Proposal and the identity of the person making such request or Seller Acquisition Proposal.  Sellers and Subsidiaries shall keep Globalstar informed of the status and details (including amendments or proposed amendments) of any such request or Seller Acquisition Proposal as promptly as practicable

(e)           Noncompetition and Nonsolicitation.

(i)            For a period of three (3) years after the Closing, Loral Space shall not, within Brazil (the “Territory”), directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to, or guarantee the obligations of any person engaged in or planning to become engaged in the business of selling mobile satellite telephony or mobile satellite data services using low earth orbiting satellites (the “MSS Business”); provided, however, that Loral Space may own, purchase, or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any person engaged in the MSS Business in the Territory (but may not otherwise participate in the activities of such person) if such securities are publicly traded.

(ii)           For a period of three (3) years after the Closing, Loral Space shall not, directly or indirectly: (i) solicit, for the purpose of providing MSS Business, the business of any person who is or hereafter becomes a customer of the Business in the Territory; (ii) cause, induce, or attempt to cause or induce any customer, supplier, services provider, officer, manager, employee or consultant of the Business or other person having a business relationship with the Business in the Territory to cease doing business with Buyer, to deal with any MSS Business competitor of Buyer, or in any way interfere with its relationship with Buyer in the Territory; (iii) cause, induce, or attempt to cause or induce any customer, supplier, services provider, officer, manager, employee or consultant of any Subsidiary, or other person having a business relationship with any Subsidiary on the Closing or within the year preceding the Closing to cease doing business with Buyer and/or any Subsidiary, to deal with any MSS Business competitor of Buyer and/or any Subsidiary, or in any way interfere with its relationship with Buyer and/or any Subsidiary; or (iv) hire, retain, or attempt to hire or retain any employee or independent contractor of Buyer or any Subsidiary or in any way interfere with the relationship between Buyer and/or any Subsidiary and any of its officers, managers, employees or independent contractors.

(iii)          If a final judgment of an administrative or a judicial court or tribunal of competent jurisdiction determines that any term or provision contained in Sections 7(e)(i)-(ii) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section 7(e) will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  Loral Space acknowledges and agrees that this Section 7(e) is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Interests and the Business and to prevent any unfair advantage conferred on Loral Space.

(f)            Registration of Globalstar Stock.  Not later than five (5) business days after receiving from Loral Space and the Subsidiaries all necessary information pertaining to the Subsidiaries, the Sellers or Loral Space, as the case may be (including all information necessary to prepare pro forma financial statements, if any), Globalstar shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Form S-4”) in connection with the registration under Section 5 of the Securities Act, of the Globalstar Stock to be issued to Loral Space as contemplated by this Agreement.  Loral Space and the Subsidiaries shall provide such information and assistance as Globalstar may reasonably request and as may be reasonably necessary to complete the Form S-4.  Globalstar shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of the Globalstar Stock contemplated hereby, and each party shall furnish all information concerning itself and its owners as may be reasonably requested in connection with any such action.  If prior to the Closing any event occurs with respect to Loral Space, Globalstar or any subsidiary of any of the foregoing, or any change occurs with respect to information supplied by or on behalf of Subsidiaries or Loral Space, on the one hand, or Globalstar, on the other hand, for inclusion in the Form S-4 that, in each case, is required to be described in an amendment of, or a supplement to, the Form S-4, Loral Space or Globalstar, as applicable, shall promptly notify the other of such event, and Loral Space or Globalstar, as applicable, shall cooperate with the other in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4.  If, at any time prior to the Closing, any party should discover any information relating to any party, or any of their respective affiliates, directors or officers, that should be set forth in an amendment or supplement to the Form S-4 so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and Globalstar shall use best efforts to file an appropriate amendment or supplement describing such information promptly with the SEC.  Globalstar shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing.

(g)           NASDAQ Listing.  Globalstar shall use its best efforts to cause the shares of Globalstar Stock issuable to Loral Space as contemplated by this Agreement to be approved for listing on NASDAQ as promptly as practicable after the date of this Agreement, and in any event, prior to the Closing Date.

(h)           Employees.  Buyer has provided Loral Space with a list of the Employees as of July 2007 (the “July List”)and designated those Employees whose employment Buyer wishes to terminate prior to or at the Closing (the “Terminated Employees”).  Buyer may after the date of this Agreement make amendments or modifications to such list, provided, however, that the number of Terminated Employees shall in no event exceed 50% of the total number of Employees on the July List.  Globalstar and Loral Space and their respective subsidiaries shall work together to jointly notify the Terminated Employees of this workforce reduction prior to the Closing; provided, however, that Globalstar and its subsidiaries shall not communicate the proposed termination of the Terminated Employees to any Employee or officer of the Operating Subsidiary without the prior written approval of Loral Space.  Loral Space shall indemnify

Buyer, Globalstar and the Subsidiaries for all severance costs and other Damages arising from or relating to the termination of the Terminated Employees pursuant to Section 12 hereof.  After Closing, the Operating Subsidiary shall and Buyer and Globalstar shall cause the Operating Subsidiary to provide Loral Space and its representatives and advisors with all and any data, documents (including employment termination agreements and powers of attorney, if the case may be) and reasonable assistance required for Loral Space to lead and handle the procedures for the ratification of the termination of the Terminated Employees before the competent authorities and unions.

(i)            Public Announcements.  The parties will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as any party, after consultation with counsel, determines is required by applicable law or applicable rule or regulation of a national securities exchange.

(j)            Further Assurances.  The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall: (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

(k)           Retention of and Access to Records; Cooperation.  From the Closing, until the third anniversary of the Closing, or until the expiration of any applicable sales, income or other tax statute of limitations, if later, Sellers shall not, without the prior written consent of Buyer, destroy any records pertaining to the Business or the Assets existing at the Closing and in the possession of Sellers.  Sellers shall provide reasonable access to Buyer to review any such records and to make copies thereof and shall provide reasonable cooperation to Buyer in connection with the transfer of ownership of the Interests, preparation of tax returns and reports, and the resolution of any claims, litigation or disputes concerning the Interests, the Contracts, or the Business.

(l)            CISA Tax Reimbursements.  Buyer and Globalstar are aware that the Operating Subsidiary, with the assistance of LDG and Loral Space, is seeking certain tax-related reimbursements from CISA Trading S.A. (the “CISA Tax Reimbursements”).  The Operating Subsidiary expects to receive approximately US$2,500,000 in connection with the CISA Tax Reimbursements, in one or more installments, prior to or after the Closing, a substantial portion of which has been received as of the date of this Agreement.  Buyer and Globalstar agree and acknowledge that the economic benefit of the CISA Tax Reimbursement belongs to and shall revert entirely to Loral Space, even if the CISA Tax Reimbursements are partially received by the Operating Subsidiary after the Closing Date.  In this regard, the parties agree that (i) all CISA Tax Reimbursements received by the Operating Subsidiary after the Closing shall be deposited by the Operating Subsidiary in a separate segregated bank account of the Operating Subsidiary (the “CISA Separate Account”); and (ii) the Operating Subsidiary shall (and Globalstar, Buyer and LDG, as the case may be, shall cause the Operating Subsidiary to) use and invest all monies deposited in the CISA Separate Account exclusively in accordance with the instructions given to the Operating Subsidiary in writing by Loral Space from time to time, both prior to the Closing (subject to Section 7(a)) and after the Closing.  If, after the Closing, Loral Space instructs the Operating Subsidiary to use any proceeds of the CISA Separate Account to pay or settle any Loral Liabilities (including Loral Tax Liabilities), amounts so used by the Operating Subsidiary shall be offset against monies owed by Loral Space to Globalstar under Section 12(f)(ii) of this Agreement.  In turn, if Loral Space instructs the Operating Subsidiary to forward any proceeds of the CISA Separate Account to Loral Space, then within three (3) business days after receipt of such instruction either the Operating Subsidiary shall remit funds to Loral Space or Globalstar shall deliver relevant amounts in US dollars to Loral Space in the US, in which case, for purposes of currency conversion, the PTAX 800 (Venda) currency exchange rate published by the Central Bank of Brazil on the first business day prior to the date on which Globalstar delivers funds to Loral Space shall apply (the “CISA Exchange Rate”).  If after Closing any third party seizes or otherwise imposes any encumbrance or restriction on the CISA Separate Account or on the use by the Operating Subsidiary of the proceeds deposited therein, Globalstar shall, upon request of Loral Space, deliver to Loral Space in the United States an amount in US dollars equivalent to the total amount deposited in the CISA Separate Account, in which case, for purposes of currency conversion, the CISA Exchange Rate shall apply and thereafter the proceeds in the CISA Separate Account shall be for the sole benefit of the Operating Subsidiary and this Section 7(l) shall cease to apply provided that no further CISA Tax Reimbursements are due to be received by the Operating Subsidiary.  After Closing, the Operating Subsidiary shall, and Buyer and Globalstar shall cause the Operating Subsidiary to, (x) provide Loral Space and its representatives and advisors with all and any data, documents (including powers of attorney, as the case may be) and reasonable assistance required for Loral Space to lead any negotiations, communications or discussions and enter into agreements with CISA Trading S.A. directly or indirectly related to the CISA Tax Reimbursement; (y) abide by the instructions of Loral Space in connection with any negotiations, communications, discussions and agreements with CISA Trading S.A. directly or indirectly related to the CISA Tax Reimbursement; (w) take no action before CISA Trading S.A. without the prior written approval of Loral Space; and (z) provide Loral Space with all and any data and documents related to the CISA Separate Account that are reasonably requested by Loral Space.  Loral Space will indemnify the Operating Subsidiary and its affiliates for any taxes incurred by the Operating Subsidiary as a result of the Operating Subsidiary’s receipt of the CISA Tax Reimbursements and its compliance with the terms of this Section 7(l).

(m)          Change of Corporate Names.  After the Closing, no Subsidiary shall use or refer to the words “Loral” and/or “DASA” in its corporate name or otherwise.  As soon as practicable, but in no event later than 15 days, after Closing, each Subsidiary shall, and Buyer and Globalstar shall cause each Subsidiary to, take all actions necessary to comply with this Section 7(m), including (as the case may be) amending their respective governing documents to provide for a change in their corporate names.

(n)           Competition Filing.  Buyer shall timely notify the competent antitrust and competition authorities in Brazil, including the Administrative Council of Economic Defense (the “CADE”), if any such notification is required under Brazilian law (the “Competition Filing”) of the transactions contemplated by this Agreement and the other Transaction Documents.  Loral Space and its subsidiaries shall cooperate with Buyer by providing all information reasonably requested by it in connection with the Competition Filing.  All costs and expenses related to the Competition Filing (including the filing fee) shall be paid by the parties as set forth in Section 22.  The parties agree and acknowledge that issuance of a final ruling by CADE is not a condition for Closing.

8.             Conditions Precedent to Buyer’s and Globalstar’s Obligations at the Closing.  All obligations of Buyer and Globalstar to complete the purchase of the Interests and the other actions listed in Section 10 below are subject to the fulfillment prior to or at the Closing of each of the following conditions:

(a)           No (i) temporary restraining order or preliminary or permanent injunction or other order by any governmental authority of competent jurisdiction preventing consummation of the transactions contemplated hereby or (ii) applicable law prohibiting consummation of the transactions contemplated hereby (collectively, “Restraints”) shall be in effect, and no governmental authority shall have instituted (or if instituted, shall not have withdrawn) any action, suit, claim, hearing, investigation or other proceeding seeking to enjoin or prohibit the consummation of the transactions contemplated hereby;

(b)           All consents, approvals and transfers required from governmental authorities and other third parties in order to consummate the transactions contemplated by this Agreement (including, without limitation, approvals from governmental authorities necessary to permit the change of control of the Operating Subsidiary, and consents from third parties necessary under any Contracts and leases of Real Property, but excluding the Competition Filing) (collectively, “Required Consents”), shall have been obtained, in form and substance reasonably satisfactory to Buyer, and without the imposition of any term, condition or consequence the acceptance of which would, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the operation of the Business following the Closing (provided, however, that the receipt of any Required Consents, which if not received, individually or the aggregate, would not reasonably be expected to materially adversely affect Buyer or Globalstar or the Assets or operation of the Business following the Closing, shall not be a condition to Buyer’s and Globalstar’s obligations to complete the purchase of the Interests and the other actions listed in Section 10 below);

(c)           No material adverse change in the Assets, the Business, or the Business’ results of operations, financial condition or prospects shall have occurred since June 30, 2007, provided, however, that changes in the Assets, the Business or the Business’ results of operations, financial condition or prospects directly or indirectly related to or resulting from Constellation Service Matters shall not be considered material adverse changes.  “Constellation Service Matters” means service issues related to any degraded performance of the Globalstar satellite constellation;

(d)           Sellers and/or the Subsidiaries, as applicable, shall have delivered to Buyer and/or Globalstar, all of the items listed in Section 10(b) below;

(e)           Each of the representations and warranties of Loral Holdings, LGP, Loral Space and each Subsidiary set forth in this Agreement shall be true and complete in all material respects at the Closing Date as if then made (without giving effect to any materiality or material adverse effect qualifiers in such representations and warranties), and Buyer shall have received a certificate executed by a duly empowered representative of Loral Holdings, LGP, Loral Space and each Subsidiary, as applicable, to that effect;

(f)            Each of the representations and warranties of DASA and MBBras set forth in this Agreement shall be true and complete in all material respects at the Closing Date as if then made (without giving effect to any materiality or material adverse effect qualifiers in such representations and warranties), and Buyer shall have received a certificate executed by a duly empowered representative of DASA and MBBras, as applicable, to that effect;

(g)           Sellers and each Subsidiary shall have performed all covenants to be performed by each of them hereunder prior to the Closing, and Buyer shall have received a certificate executed by a duly empowered representative of Loral Space to that effect;

(h)           At Closing, the Subsidiaries collectively shall have cash on hand in an amount equal to or greater than the aggregate amount of Loral Liabilities set forth on the Closing Account Balance Schedule that are installments of Financed Liabilities or other scheduled payments, in each case, that are or will become due within 30 days of the Closing;

(i)            The credit facility between the Operating Subsidiary and Banco Bradesco S.A. and the credit facility between the Operating Subsidiary and Banco Sudameris Brasil S.A./Banco ABN Amro Real S.A. shall have been terminated without further liability to the Operating Subsidiary, and evidence of such termination shall have been provided to Globalstar to Globalstar’s reasonable satisfaction;

(j)            To the extent that the Operating Subsidiary has received all or a portion of the CISA Tax Reimbursements prior to the Closing Date, LDG or the Operating Subsidiary shall have paid to Globalstar the Satellite Service Fee Interim Payment and the Satellite Service Fee Current Payments in accordance with Section 7(a) of this Agreement;

9.             Conditions Precedent to Sellers’ Obligations.  All obligations of Sellers to complete the sale of the Interests and the other actions listed in Section 10 below are subject to the fulfillment prior to or at the Closing of the following conditions:

(a)           No Restraint shall be in effect, and no governmental authority shall have instituted (or if instituted, shall not have withdrawn) any action, suit, claim, hearing, investigation or other proceeding seeking to enjoin or prohibit the consummation of the transactions contemplated hereby;

(b)           All Required Consents shall have been obtained, in form and substance reasonably satisfactory to Sellers, and without the imposition of any term, condition or consequence the acceptance of which would, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the Sellers or Loral Space following the Closing (provided, however, that the receipt of any Required Consents, which if not received, individually or the aggregate, would not reasonably be expected to adversely affect Sellers or Loral Space following the Closing, shall not be a condition to Sellers’ obligations to complete the sale of the Interests and the other actions listed in Section 10 below);

(c)           The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and all state securities and “blue sky” authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect, and the shares of Globalstar Stock payable as the Purchase Price shall have been approved for listing on the NASDAQ;

(d)           Buyer and/or Globalstar, as applicable, shall have delivered to Sellers and Loral Space, as the case may be, the items set forth in Section 10(a) below;

(e)           Each of the representations and warranties of Buyer and Globalstar set forth in this Agreement shall be true and complete in all material respects at the Closing Date as if then made, and Sellers shall have received a certificate executed by a duly empowered representative of Buyer and Globalstar to that effect, provided, however, that if Sellers elect to waive the condition set forth in Section 9(c), such certificate may exclude the bring-down of the representation and warranty set forth in Section 6(e) to the effect that the Globalstar Stock is free of any restrictions on transfer, and Globalstar’s and Buyer’s compliance with Sections 7(f) and 7(g) after the date of Sellers’ election to waive the condition set forth in Section 9(c) shall be deemed waived; and

(f)            Buyer and Globalstar shall each have performed all covenants to be performed by it hereunder prior to the Closing, and Sellers shall have received a certificate executed by a duly empowered representative of Buyer and Globalstar to that effect.

10.           Transactions at Closing.

(a)           At the Closing, Buyer and/or Globalstar, as applicable, shall deliver to Sellers and/or Loral Space, as applicable, against delivery by Sellers and or Subsidiaries of the items described in Section 10(b) below:

(i)            The Purchase Price as set forth in Section 1(b);

(ii)           The executed Transfer Agreement and the executed Amendment;

(iii)          Certified copies of resolutions of the sole owner of Buyer authorizing the transactions referred to herein; and

(iv)          Evidence of the effectiveness of the Registration Statement.

(b)           At the Closing, Loral Holdings, DASA, Quota Sellers and/or each of the Subsidiaries shall deliver to Buyer as applicable the following against delivery by Buyer of the items described in Section 10(a) above:

(i)            The executed Transfer Agreement and the executed Amendment;

(ii)           Evidence satisfactory to Buyer of release of all liens or encumbrances on the Assets, if any, except for liens and encumbrances set forth on Section 3(c) of the Seller Disclosure Schedule;

(iii)          Evidence of good standing of Sellers and each Subsidiary in the jurisdiction of its incorporation or organization (as far as the Operating Subsidiary and Holdings are concerned, such evidence shall correspond to the so-called “Ficha de Breve Relato Completa” issued by the State of Rio de Janeiro Board of Trade);

(iv)          Certified copies of the governing documents of each Subsidiary;

(v)           Resolutions of Sellers, the Quota Sellers and each Subsidiary (each certified by the Secretary of such Subsidiary or Sellers or a partners’ meeting registered at the competent Commercial Registry, as the case may be) authorizing this Agreement and the transactions contemplated hereunder; and

(vi)          Resignation letters executed by each officer and director of LDG, in form and substance satisfactory to Globalstar.

11.           Survival of Covenants, Representations and Warranties.  All representations and warranties contained in this Agreement shall survive the Closing for a period of 12 months, notwithstanding any knowledge or investigation acquired with respect thereto, except that the representations and warranties contained in Sections 3(a), 3(b), 3(d), 3(e)(i), 4(a), 4(b), 4(e), 5(a), 5(b), 5A(a), 5A(b) and 5A(d) (the “Seller Special Representations”) and in Sections 6(a), 6(b), 6(d) and 6(e) (the “Buyer Special Representations”) shall survive without limitation.  All covenants and agreements contained herein that by their terms are to be performed in whole or in part, or which prohibit actions subsequent to the Closing, shall survive the Closing in accordance with their terms, and all other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.  The termination or expiration of representations, warranties and covenants as set forth herein shall not affect the Globalstar Indemnified Parties’ ability to seek indemnity under Sections 12(a)(iii) and 12(a)(iv) below.

12.           Indemnification.

(a)           By Loral Space.  Subject to the terms and conditions of this Agreement, Loral Space agrees to indemnify, defend and hold harmless Buyer, Globalstar, and after the Closing, the Subsidiaries, their respective affiliates (including, after Closing, the Subsidiaries), successors and assigns and their respective officers, directors, employees, agents, owners and managers (collectively, the “Globalstar Indemnified Parties”), from and against all claims, losses (including difference in value between what was represented and the actual value), liabilities, damages, costs (including costs of remediation) and expenses (including interest, penalties, costs of investigation and reasonable attorneys’ and experts’ fees) to the exclusion of indirect damages, loss of revenues or profits and consequential damages (collectively, “Damages”) based upon, arising out of or otherwise in respect of:  (i) any breach by any Subsidiary, any Seller, any Quota Seller or Loral Space of any of the representations or warranties made by any of them in this Agreement or in any certificate or instrument delivered pursuant to this Agreement; (ii) any breach by any Subsidiary, any Seller, any Quota Seller or Loral Space of any of the covenants or agreements made by any of them in this Agreement; (iii) all liabilities related to taxes on the balance sheet of the Operating Subsidiary at June 30, 2007 (the “Loral Tax Liabilities”) and any liability resulting from the failure of Holdings’ capital to be fully paid as of the Closing; or (iv) any assertion by a party unaffiliated with Globalstar against Buyer, Globalstar or any Subsidiary of any liability, obligation, indebtedness or claim, whether known or unknown at the Closing, arising from or related to (A) the operation of the Business or ownership of the Assets prior to the Closing, or (B) any liability of any Subsidiary existing as of the Closing Date, but not including any of the following liabilities:  (x) the Operating Subsidiary’s liabilities under the Contracts identified in Section 3(k) of the Seller Disclosure Schedule (but excluding any liabilities existing as of the Closing Date as a result of a breach of or default under any such Contract by the Operating Subsidiary other than a breach of or default under any such Contract directly or indirectly related to Constellation Service Matters); (y) all liabilities (including accounts payable and liabilities related to taxes) arising in the ordinary course of the Business not older than 30 days as of the Closing (but not including any taxes for which the triggering event arose more than 30 days prior to the Closing); and (z) all liabilities directly or indirectly related to Constellation Service Matters or caused by Buyer or Globalstar or to the Employees other than the Terminated Employees (collectively, the “Assumed Liabilities”).  Loral Space shall not be obligated to indemnify, defend and hold harmless the Globalstar Indemnified Parties pursuant Section 12(a)(i) unless and until the aggregate amount of Damages incurred or sustained by the Globalstar Indemnified Parties relating to, or arising out of or in connection with, the matters set forth in Section 12(a)(i) exceeds an amount equal to US$100,000 (the “Minimum Indemnification Threshold”), in which case Loral Space shall have an indemnification and payment obligation for all such amounts that exceed the Minimum Indemnification Threshold; provided, however, that in no event shall Loral Space’s maximum aggregate indemnification and payment liability for all Damages under Section 12(a)(i) exceed US$3,000,000 (the “Cap”).  Notwithstanding the foregoing, the Cap shall not apply to indemnification of, or payment to, the Globalstar Indemnified Parties for or with respect to Damages related to any breach by any Subsidiary, any Seller, any Quota Seller or Loral Space of any of the Seller Special Representations, and neither the Minimum Indemnification Threshold nor the Cap set forth in this Section 12(a) shall apply to indemnification of, or payment to, the Globalstar Indemnified Parties for or with respect to Damages related to the matters set forth in Section 12(a)(ii), Section 12(a)(iii) or Section 12(a)(iv).

(b)           By Buyer and Globalstar.  Buyer and Globalstar, jointly and severally, agree to indemnify, defend and hold harmless Sellers, the Quota Sellers, Loral Space, and/or, prior to Closing, the Subsidiaries, their respective affiliates, successors and assigns and their respective current and past officers, directors, employees, attorneys-in-fact and agents (collectively, the “Loral Indemnified Parties”) from and against all Damages based upon, arising out of or otherwise in respect of:  (i) any breach by Buyer or Globalstar of any of the representations or warranties made by Buyer or Globalstar in this Agreement or in any certificate or instrument delivered pursuant to this Agreement; (ii) any breach by Buyer or Globalstar of any of the covenants or agreements made by Buyer or Globalstar in this Agreement; (iii) assertion against any Loral Indemnified Party of any Assumed Liability; or (iv) any assertion against a Loral Indemnified Party of any liability, obligation, indebtedness or claim arising from or related to the ownership, possession and use of the Assets and the operation of the Business from and after the Closing (other than a liability, obligation, indebtedness or claim asserted by Globalstar or Buyer or, following the Closing, any Subsidiary under this Agreement).  Buyer and Globalstar shall not be obligated to indemnify, defend and hold harmless the Loral Indemnified Parties pursuant Section 12(b)(i) unless and until the aggregate amount of Damages incurred or sustained by the Loral Indemnified Parties relating to, or arising out of or in connection with, the matters set forth in Section 12(b)(i) exceeds an amount equal to the Minimum Indemnification

Threshold, in which case Buyer and Globalstar shall have an indemnification and payment obligation for all such amounts that exceed the Minimum Indemnification Threshold; provided, however, that in no event shall Buyer’s and Globalstar’s maximum aggregate indemnification and payment liability for all Damages under Section 12(b)(i) exceed the Cap.  Notwithstanding the foregoing, the Cap shall not apply to indemnification of, or payment to, the Loral Indemnified Parties for or with respect to Damages related to any breach by Buyer or Globalstar of any of the Buyer Special Representations, and neither the Minimum Indemnification Threshold nor the Cap set forth in this Section 12(b) shall apply to indemnification of, or payment to, the Loral Indemnified Parties for or with respect to Damages related to the matters set forth in Section 12(b)(ii), Section 12(b)(iii) or Section 12(b)(iv).

(c)           Indemnity for Securities Law Matters.

(i)            Buyer and Globalstar, jointly and severally, agree to indemnify, defend and hold harmless Sellers, Loral Space, their respective affiliates, successors and assigns and their respective officers, directors, employees, and agents from and against all Damages based upon, arising out of or otherwise in respect of any violation of the Securities Act, insofar as such Damages arise out of or are based upon any untrue statement of any material fact contained in the Form S-4, final prospectus, preliminary prospectus, or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that Buyer and Globalstar shall not be liable in any case to the extent that any loss (or actions in respect thereof) arises out of or is based upon an untrue statement or omission made in the Form S-4, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to Buyer and Globalstar by the Subsidiaries or Loral Space and stated to be specifically for use therein.

(ii)           Loral Space agrees to indemnify, defend and hold harmless Buyer and Globalstar their respective affiliates, successors and assigns and their respective officers, directors, employees, and agents from and against all Damages based upon, arising out of or otherwise in respect of any violation of the Securities Act, insofar as such Damages arise out of or are based upon any untrue statement of any material fact contained in the Form S-4, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Buyer and Globalstar by the Subsidiaries or Loral Space specifically stating that it is for use in the preparation of the Form S-4, final prospectus, amendment or supplement.

(iii)          No person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation.

(d)           Third Party Claims.  Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of notice of any demand, claim or circumstance which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in Damages, the Indemnitee shall give notice thereof (the “Claims Notice”) to the party or parties with an obligation to indemnify (the “Indemnifying Party”).  The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Damages that have been or may be suffered by the Indemnitee.  The Indemnifying Party may elect to defend, at its own expense and by its own counsel, any Asserted Liability, unless the Indemnitee believes in good faith on the advice of counsel that (i) there are one or more legal or equitable defenses available to it that are different from or additional to those available to the Indemnifying Party, or (ii) such Asserted Liability could reasonably be expected to result in a grant of injunctive or equitable relief.  If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability at the sole cost of the Indemnifying Party.  If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability.  Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld.  The Indemnifying Party shall reimburse the Indemnitee promptly on demand for the costs and expenses of any defense presented or compromise entered into by such Indemnitee.  In any event, the Indemnitee and the Indemnifying Party may participate (but not control), at their own expense, in the defense of such Asserted Liability.  If the Indemnifying Party chooses to defend the claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.  Upon payment in full of any Damages or the payment of any judgment or settlement with respect to any Asserted Liability, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person with respect to the subject matter of such Claim or Third Party Claim.  The Indemnitee shall assign or otherwise cooperate with the Indemnifying Party, at the cost and expense of the Indemnifying Party, to pursue any claims against, or otherwise recover amounts from, any person liable or responsible for any Damages for which indemnification has been received pursuant to this Agreement.

(e)           Loral Space Deposit Account.  In order to support its indemnity obligations pursuant to Section 12(a), Loral Space agrees to transfer, promptly following the Closing, to an unencumbered bank account in Loral Space’s name (the “Deposit Account”)  the Globalstar Stock received as the Purchase Price, and to provide evidence to Globalstar and Buyer of such deposit.  Loral Space in its sole discretion may determine whether and when to sell the Globalstar Stock deposited in the Deposit Account, provided, however, that all proceeds from the sale of such Globalstar Stock shall be deposited into the Deposit Account.  Except as provided in this Section 12(e) or in Section 12(f) below, Loral Space shall retain all such funds in the Deposit Account and will not (i) transfer or distribute any funds from the Deposit Account, (ii) pledge the Deposit Account or the funds therein, or (iii) permit any lien, claim or encumbrance to attach to the Deposit Account or the funds therein, in each case without Globalstar’s prior written consent.  Loral Space may, with prior notice to Globalstar, use funds in the Deposit Account to pay any

Damages that Loral Space becomes obligated to pay to Buyer or Globalstar pursuant to this Section 12, as well as to settle any Loral Liabilities of the Subsidiaries for which Loral Space or any of the Sellers is liable or responsible for under this Agreement.

(f)            Loral Tax Liabilities.

(i)            The Loral Tax Liabilities, all of which refer to pending tax obligations of the Operating Subsidiary, are comprised of two groups of tax debts:  (a) tax obligations which are currently being paid in monthly installments by the Operating Subsidiary under specific tax amnesty or financing programs or agreements (the “Financed Tax Liabilities”); and (b) tax obligations which are not currently the object of any specific tax amnesty or financing programs or agreements (the “Non-Financed Tax Liabilities”).

(ii)           After Closing, Globalstar shall submit to Loral Space an invoice for each monthly installment of the Financed Tax Liabilities (each, a “Monthly Tax Installment Payment”).  Each invoice shall be for an amount in US dollars equivalent to the total amount in Brazilian Reais of the relevant Monthly Tax Installment Payment.  Each invoice shall indicate both the US dollars and Brazilian Reais amounts of the relevant Monthly Tax Installment Payment and clearly identify the Financed Tax Liability or Financed Tax Liabilities to which it refers.  For purposes of currency conversion, the PTAX 800 (Venda) currency exchange rate published by the Central Bank of Brazil on the first business day prior to the date of issuance of the invoice by Globalstar shall apply (the “Projected Exchange Rate”).  Upon receipt of each invoice, and subject to the terms and conditions below, unless Loral Space has directed the Operating Subsidiary to pay such invoice from funds in the CISA Separate Account as set forth in Section 7(l) of this Agreement and sufficient funds remain in the CISA Separate Account to pay such invoice, Loral Space shall deliver to Globalstar in the US, no later of the 15th day following receipt of the invoice, the amount in US dollars indicated in the invoice (the “Projected Payment”).  Upon receipt of such funds, Globalstar shall, and shall cause the Operating Subsidiary to, (a) promptly use such funds to settle the relevant Monthly Tax Installments that are due for such month, in accordance with all applicable laws, rules and regulations, including the terms and conditions of the relevant tax amnesty or financing program or agreement; and (b) provide Loral Space with evidence of settlement of all and any Monthly Tax Installments.  Globalstar shall, in the invoice issued to Loral Space for the next Monthly Tax Installment Payment, disclose the exchange rate (the “Actual Exchange Rate”) in effect on the day of the actual payment (the “Actual Payment”) by Globalstar or the Operating Subsidiary of the relevant Monthly Tax Installment Payment, and, if the Actual Exchange Rate differs from the Projected Exchange Rate, such invoice shall provide for a true-up adjustment between the parties (i.e., the amount of Monthly Tax Installment Payment due to be paid by Loral Space to Globalstar in US dollars shall be adjusted (increased or decreased, as the case may be) by the amount in US dollars by which the previous month’s Actual Payment differed from the Projected Payment).  The parties agree and acknowledge that (x) Loral Space may withhold payment with respect to any invoice issued by Globalstar until Globalstar provides Loral Space with proof of payment of all previously issued invoices for Monthly Tax Installment Payments for which Loral Space has delivered funds to Globalstar (such proof of payment shall consist of either receipts issued by the relevant taxing authority or tax collection documents stamped paid by the relevant bank); (y) Loral Space shall not be liable in any way to Buyer, Globalstar or the Subsidiaries as a result of any such withholding; and (z) Globalstar and the Operating Subsidiary shall be liable and responsible for the timely settlement of any and all Monthly Tax Installment Payments in connection with which Loral Space withholds delivery of funds to Globalstar in accordance with this Agreement.

(iii)          Prior to Closing, and subject to Loral Space’s approval, the Operating Subsidiary shall join or enter into any available tax amnesty or financing programs or agreements for all or a portion of the Non-Financed Tax Liabilities.  After Closing, at the request of Loral Space, the Operating Subsidiary shall, and Buyer and Globalstar shall cause the Operating Subsidiary to, timely and properly join or enter into any such tax amnesty or financing programs or agreements for all or a portion of the Non-Financed Tax Liabilities.  Any Non-Financed Tax Liability for which the Operating Subsidiary successfully secures a financing pursuant to this Section 12(f)(iii) either prior to or after Closing shall automatically become a Financed Tax Liability for purposes of this Agreement.  Notwithstanding the foregoing, no such tax amnesty or financing program or agreement may be entered into by Loral Space or the Operating Subsidiary without Globalstar’s consent unless such program or agreement could not reasonably be expected to materially adversely affect the Assets or the operation of the Business following the Closing.

(iv)          After the Closing, (a) at the request of Loral Space, the Operating Subsidiary shall, and Buyer and Globalstar shall cause the Operating Subsidiary to, promptly settle in full any given Loral Tax Liability, in which case Globalstar shall issue an invoice for an equivalent amount to Loral Space and Loral Space shall deliver funds to Globalstar in the US in accordance with the provisions of Section 12(f)(ii) above; and (b) except as otherwise set forth in this Section 12(f), under no circumstance whatsoever shall the Operating Subsidiary settle, pay or otherwise compromise or negotiate any Loral Tax Liability without prior written approval of Loral Space, unless Globalstar has reason to believe that nonpayment of such Loral Tax Liability will imminently materially adversely affect the Assets or the operation of the Business, in which case Globalstar shall use all reasonable efforts to promptly notify Loral Space of the situation but shall be authorized to settle such Loral Tax Liability to the minimum extent necessary to avoid a material adverse effect on the Assets or the operation of the Business.

(v)           Without prejudice to the foregoing, and notwithstanding anything to the contrary contained in this Agreement or otherwise, Globalstar and Buyer agree that Loral Space shall at all times both prior to and after Closing have the authority to defend, compromise and negotiate the Loral Tax Liabilities, so long as any defense, compromise or settlement could not reasonably be expected to materially adversely affect the Assets or the operation of the Business following the Closing.  In this regard, after Closing, the Operating Subsidiary shall, and Buyer and Globalstar shall cause the Operating Subsidiary to, (x) provide Loral Space and its advisors with all and any data, documents (including powers of attorney, as the case may be) and reasonable assistance required for Loral Space to lead any defenses, compromises or negotiations related to the Loral Tax Liabilities; (y) fully abide by Loral Space instructions in connection with the Loral Tax Liabilities; and (z) except in connection with the actions mentioned in this Section 12(f) or as specifically otherwise noted herein, take no actions before tax authorities or otherwise in connection with the Loral Tax Liabilities without express prior written consent of Loral Space; provided, however, that the taking of the actions set forth in clauses (x) and (y) above or the failure to take action set forth in clause (z) above would not, in each case, constitute a violation of law by the Operating Subsidiary or reasonably be expected to materially adversely affect the Assets or the operation of the Business following the Closing.

(vi)          Without prejudice to the foregoing, and notwithstanding anything to the contrary contained in this Agreement or otherwise, Globalstar and Buyer agree that, after the Closing, the Subsidiaries shall timely prepare and file, or cause to be timely prepared and filed, (x) all tax returns required to be filed by any of the Subsidiaries with respect to periods prior to Closing (including, without limitation, tax returns for the year ending December 31, 2007) and (y) if requested by Loral Space, amendments to previously filed tax returns for periods prior to Closing.  Globalstar and Buyer shall, or shall cause the Subsidiaries to, deliver to Loral Space drafts of such returns at least thirty (30) days prior to the due date of such returns (or, in the case of amendments to previously filed returns, thirty (30) days after receipt of the request from Loral Space).  In connection with preparation and filing of any tax returns hereunder, each of the Subsidiaries shall, and Globalstar and Buyer shall cause each such Subsidiary to, fully abide by Loral Space instructions, provided, however that abiding by such instructions would not constitute a violation of law by such Subsidiary or reasonably be expected to materially adversely affect the Assets or the operation of the Business following the Closing.

(g)           Other Liabilities.  Notwithstanding anything in this Agreement to the contrary, Globalstar and Buyer agree that Loral Space shall at all times both prior to and after Closing have full and exclusive authority to defend, compromise and negotiate all and any liability, obligation or indebtedness of the Subsidiaries for which Loral Space is responsible under this Agreement (including the Loral Liabilities, but not including any third party claim covered by Section 12(d) which shall be governed by the procedures set forth in Section 12(d)), so long as any defense, compromise or settlement could not reasonably be expected to materially adversely affect the Assets or the operation of the Business following the Closing.  In this regard, after Closing, the Subsidiaries shall, and Buyer and Globalstar shall cause the Subsidiaries to, (x) provide Loral Space and its advisors with all and any data, documents (including powers of attorney, as the case may be) and reasonable assistance required for Loral Space to lead any defenses, compromises or negotiations related to any such liability, obligation or indebtedness; (y) fully abide by Loral Space instructions in connection with any such liability, obligation or indebtedness; and (z) except in connection with the actions mentioned in this Section 12(g), take no actions before relevant creditors or otherwise in connection with any such liability, obligation or indebtedness without express prior written consent of Loral Space; provided, however, that the taking of the actions set forth in clauses (x) and (y) above or the failure to take action set forth in clause (z) above would not, in each case, constitute a violation of law by the Operating Subsidiary or reasonably be expected to materially adversely affect the Assets or the operation of the Business following the Closing.

(h)           Compensation for Cooperation.  In consideration of Buyer, Globalstar and the Subsidiaries providing to Loral Space the assistance and cooperation contemplated by Sections 12(f) and 12(g), Loral Space shall provide the following compensation to Globalstar:  (x) the first 150 hours per year of such assistance and cooperation provided by personnel of Buyer, Globalstar and the Subsidiaries shall be provided at no charge to Loral Space; (y) for assistance and cooperation provided by personnel of Buyer, Globalstar and the Subsidiaries above 150 hours per year, Loral Space shall pay to Globalstar (or as directed by Globalstar) US$75 per hour; and (z) Loral Space shall, upon presentation of appropriate documentation and proof, reimburse Globalstar for all reasonable out-of-pocket expenses incurred by personnel of Buyer, Globalstar and the Subsidiaries directly in providing the assistance and cooperation contemplated in Sections 12(f) and 12(g).  Globalstar shall provide to Loral Space, within a reasonable time not to exceed 30 days after the end of each calendar month, a monthly status report and accounting, with appropriate documentation and proof, detailing the number of hours actually spent by Buyer, Globalstar or Subsidiary personnel in providing the assistance and cooperation contemplated in Sections 12(f) and 12(g), including, the names of the personnel providing such assistance, the number of hours spent and a description of the assistance or cooperation provided.  For avoidance of doubt, the assistance and cooperation referred to in this Section 12(h) includes, without limitation, all time spent by personnel of Buyer, Globalstar and the Subsidiaries in connection with the invoicing and settlement of Financed Tax Liabilities set forth in Section 12(f)(ii), and all time spent by personnel of Buyer, Globalstar or the Operating Subsidiary in connection with their obligations under Section 7(l).

(i)            Audit Rights.  After Closing, the Subsidiaries shall, and Buyer and Globalstar shall cause the Subsidiaries to, (i) use best efforts to keep current, complete and accurate records regarding the Loral Liabilities, the Loral Tax Liabilities and matters relating to the CISA Tax Reimbursements and CISA Separate Account, and, (ii) upon notice from Loral Space, provide Loral Space with reports on the status of the Loral Liabilities, Loral Tax Liabilities and matters relating to the CISA Tax Reimbursements and CISA Separate Account as reasonably requested by Loral Space, and (iii) allow Loral Space and/or any advisors or representatives of Loral Space to have access to the Subsidiaries’ books, documents and any other pertinent records for the purpose of inspecting and/or auditing such books, documents and records in order to verify Globalstar’s and the Subsidiaries’ full compliance with the terms and conditions of this Agreement in regard to Loral Liabilities, Loral Tax Liabilities and matters relating to the CISA Tax Reimbursements and CISA Separate Account.  Such inspections and/or audits shall be conducted upon reasonable prior notice, at Loral Space’s expense and in such a manner so as not to unreasonably interfere with the Subsidiaries normal activities or operations.

(j)            Effect of Investigation.  Any claim for indemnification shall not be invalid as a result of any investigation by or opportunity to investigate afforded to a party.

(k)           Exclusive Remedy After Closing.  Except in the case of fraud, all claims after the Closing for breaches of any representations or warranties in this Agreement or any breach of covenant or other provision of this Agreement (other than a claim for specific performance or injunctive relief), or with respect to which indemnification rights are vested in any party pursuant to Section 12(a), 12(b) or 12(c) (as applicable), shall be made exclusively under and in accordance with this Section 12.

(l)            By Loral Space for MBBras.  Subject to the terms and conditions of this Agreement, Loral Space agrees to indemnify, defend and hold harmless MBBras and its successors and assigns and their respective officers, directors, employees, agents, owners and managers from and against all Damages based upon, arising out of or otherwise in respect of the matter designated under the caption Tax Litigation (#9) on Section 3(r) of the Seller Disclosure Schedule.  The indemnity provided by Loral Space under this Section 12(l) shall be governed by the procedures set forth in Section 12(d).

13.           Notices.  All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered (i) in person, (ii) sent by facsimile, (iii) sent by electronic mail given and received in the ordinary course of business; (iv) sent by standard overnight or express delivery courier with delivery confirmed; or (v) deposited in the United States Mail, registered or certified, return receipt requested, with postage prepaid; in each case addressed as follows:

(a)                                  If to any Seller, LGP, DASA, MBBras, Loral Space and/or any Subsidiary (prior to Closing), addressed to:

Loral Space & Communications Inc.

600 Third Avenue

New York, NY  10016

Attention:  Avi Katz

Facsimile No.: 212-338-5320

Email:  avi.katz@hq.loral.com

and

Astrium GmbH Services

81663 Munchen

Germany

Attention:  Vark Helfritz

Facsimile No.:  0049-89-607-34220

Email:  vark.helfritz@astrium.eads.net

and

Mercedes-Benz do Brasil

H-HR, Legal and Institutional Affairs

CIP:  B 020 5 A

Attention:  Jackson Schneider

Facsimile No.: 55 (11) 4173-7260

Email:  jackson.schneider@daimler.com

With a copy to:

Amaral Gurgel, Fischer & Forster Advogados

Rua Leopoldo Couto de Magalhaes Junior, 110

Sao Paulo-SP-CEP 04542-000

Attention:  Georges Charles Fischer

Facsimile No.: 55(11) 3457-5060

Email:  mail1@fischerforster.com.br

(b)                                 If to Buyer, Globalstar and/or any Subsidiary (after the Closing), addressed to:

Globalstar, Inc.

461 South Milpitas Boulevard

Milpitas, CA 95035

Attention:  Richard S. Roberts

Email:  rick.roberts@globalstar.com

With copies to:

Taft Stettinius & Hollister LLP

425 Walnut Street, Suite 1800

Cincinnati, Ohio  45202

Attention:  James M. Zimmerman

Facsimile No.: 513-381-0205

Email:  zimmerman@taftlaw.com

Trench, Rossi e Watanabe (associated with Baker & McKenzie)

Av. Rio Branco, No. 1, 19th floor

Rio de Janeiro, State of Rio de Janeiro, 20090-003

Attention: Joaquim de Paiva Muniz

FacsimileNo.: 55 21 2206-4921

E-mail:  Joaquim.P.Muniz@bakernet.com

or at such other addresses as the parties may from time to time designate by notice as provided herein.

14.           Severability.  If any term or provision of this Agreement is to any extent unenforceable or invalid, such term or provision shall be ineffective to the extent of such unenforceability or invalidity without invalidating or rendering unenforceable any other term or provision of this Agreement.

15.           Assignment.  No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party, and the original parties hereto shall remain fully responsible for their respective obligations incurred hereunder; provided, however, that Buyer may assign its rights, but not its obligations, under this Agreement to any other wholly-owned direct or indirect subsidiary of Globalstar and Loral Space may assign its rights, but not its obligations, under this Agreement to any other wholly-owned direct or indirect subsidiary of Loral Space.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereof and their respective successors, assigns, heirs and legal representatives.

16.           Waivers.  Any waiver by any party of any breach of or failure to comply with any provision of this Agreement by any other party shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with any other provision of this Agreement.

17.           Entire Agreement; Modifications.  This Agreement, including the exhibits and schedules referred to herein, which are a part hereof, together with the other Transaction Documents, contain the entire understanding of the parties hereto and supersede all prior and contemporaneous negotiations, statements and agreements with respect to the subject matter contained herein.  This Agreement may be modified or terminated only by written instrument executed by all the parties.

18.           Governing Law; Consent to Jurisdiction.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York (without regard to conflicts of laws principles).  Any proceeding arising out of or relating to this Agreement shall be brought in the state or federal courts located in New York County, New York, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding shall be heard and determined only in any such court and agrees not to bring any claim or proceeding arising out of or relating to this Agreement in any other court.  The parties hereto agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any such proceeding referred to in the second sentence of this section may be served on any party anywhere in the world.  If any of Buyer, Globalstar or, after Closing, the Subsidiaires (the “Globalstar Parties”), on the one hand, or Loral Space, Sellers, Quota Sellers or, before Closing, the Subsidiaries (the “Loral Parties”), on the other hand, files a claim or proceeding in a jurisdiction other than the exclusive jurisdiction selected by this Section 18, then the Globalstar Parties or Loral Parties filing such claim or proceeding, as the case may be, shall be liable for immediate payment of US$1,000,000 in the aggregate to the Loral Parties or the Globalstar Parties, as the case may be, against whom the claim or proceeding was filed as liquidated damages for such breach of this Section 18.  This Section shall not apply to the enforcement of an arbitrator’s award pursuant to Section 19(g) hereof.

19.           Application of Arbitration upon the Occurrence of Certain Events.  Notwithstanding anything to the contrary in this Agreement, if any claim or proceeding arising out of or relating to this Agreement is brought, or is attempted to be brought, in a jurisdiction other than the jurisdiction set forth in Section 18, then (and only then) the following arbitration provisions shall become immediately effective and shall replace Section 18 in its entirety:

(a)           Any and all disputes between the parties arising out of or relating to this Agreement or the Transaction Documents (a “Dispute”) shall be resolved through the use of binding arbitration using one arbitrator, selected in accordance with the Commercial Arbitration Rules of the AAA, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code).  If there is any inconsistency between this Section 19 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 19 shall control the rights and obligations of the parties.  If there is more than one Dispute that involves the same facts and parties as the facts and parties with respect to which an arbitration has been initiated pursuant to this Agreement, such Disputes shall be consolidated into the first arbitration initiated pursuant to this Agreement.  No other arbitration shall be consolidated with any arbitration initiated pursuant to this Agreement without the agreement of the parties or parties thereto.

(b)           Arbitration may be initiated by any party (“Claimant”) serving written notice on the other applicable party (“Respondent”) that Claimant elects to refer the Dispute to binding arbitration (whereafter such Dispute shall be an “Arbitrable Dispute”).

(c)           Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Arbitrable Dispute and the facts and circumstances relating thereto and identify a list of three arbitrators Claimant has suggested.  Respondent shall respond to Claimant within 60 days after receipt of Claimant’s notice, identifying the three arbitrators Respondent has suggested.  If Respondent fails for any reason to suggest an arbitrator within the 60 day period, the arbitrator for shall be selected by Claimant.  If the parties are unable to agree on an arbitrator within 90 days from initiation of arbitration, then the arbitrator shall be selected by the AAA office in New York, New York, with due regard for the selection criteria set forth below and input from the parties and other arbitrators.

(d)           The AAA shall select the arbitrator not later than 120 days from initiation of arbitration.  If the AAA should fail to select the arbitrator within 120 days from initiation of arbitration, then either party may petition the Chief United States District Judge in New York County, New York to select the arbitrator.  Due regard shall be given to the selection criteria set forth below and input from the parties and other arbitrators.

(e)           Subject to the arbitrator’s award of costs to the prevailing party, Claimant and Respondent shall each pay one-half of the compensation and expenses of the arbitrator.  All arbitrators must be neutral parties who have never been officers, directors or employees of, or otherwise affiliated in any material respect within the preceding five years with, the parties or any of their affiliates.  The arbitrator must have not less than seven years experience as an attorney or accountant handling complex business transactions and have formal training in dispute resolution.

(f)            The hearing shall be conducted in New York, New York and shall commence within 60 days after the selection of the third arbitrator.  The parties and the arbitrator should proceed diligently and in good faith in order that the award may be made as promptly as possible.  The arbitrator shall determine the Arbitrable Disputes of the parties and render a final award in accordance with the choice of law set forth in this Agreement.  The arbitrator shall render his or her decision within 60 days following completion of the hearing.  The arbitrator’s decision shall be in writing and set forth the reasons for the award and shall include an award of costs to the prevailing party (or an allocation of such costs between the parties based upon the extent to which each prevails), including reasonable attorneys’ fees and disbursements and the fees and expenses of the arbitrator.  All statutes of limitations and defenses based upon passage of time applicable to any Arbitrable Dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending.  The terms of this Section 19 shall neither create nor limit any obligations of a party hereunder to defend, indemnify or hold harmless another party against claims or losses.  In order to prevent irreparable harm, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief.

(g)           Except as provided in the Federal Arbitration Act, the decision of the arbitrator shall be binding on and non-appealable by the parties.  Each party agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that any party may authorize any such court to enter judgment on the arbitrator’s decisions.

(h)           Nothing in this Section 19 shall limit the right of any party to seek injunctive or other equitable relief from any court of competent jurisdiction pursuant to Section 23 hereof.

20.                                 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Globalstar and Loral Space;

(b)           by either Globalstar or Loral Space:

(i)            if the Closing shall not have occurred on or before June 30, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 20(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement or any other Transaction Document results in the failure of the Closing to have occurred by such time;

(ii)           if any Restraint shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 20(b)(ii) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint; or

(iii)          if any condition to the obligation of a party set forth in Section 8 (in the case of Loral Space) or in Section 9 (in the case of Globalstar) becomes incapable of satisfaction prior to the Termination Date; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

(c)           by Loral Space, if either Globalstar or Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9, and (B) is incapable of being cured by Globalstar or Buyer or is not cured within 20 days following receipt of written notice from Seller of such breach or failure to perform; or

(d)           by Globalstar, if the Subsidiaries, Sellers or Loral Space shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8, and (B) is incapable of being cured by the Subsidiaries, Sellers or Loral Space or is not cured within 20 days following receipt of written notice from Globalstar of such breach or failure to perform.

21.                                 Satellite Service Fees.  Notwithstanding anything in this Agreement to the contrary, Globalstar agrees and acknowledges that if any of Buyer or Globalstar, as applicable, fails to (i) file the Form S-4 by the date that is 30 days after the date of this Agreement or (ii) satisfy the condition to Closing set forth in Section 9(c) by the date that is 90 days after the date of this Agreement, then, from such date until Buyer and/or Globalstar, as the case may be, cures such failure (or until this Agreement is terminated), LDG shall receive a 50% discount on the service fees accruing during such time under the Satellite Services Agreement (such 50% discount to be applied after giving effect to all other discounts, rebates or deductions to which LDG is otherwise then entitled under the Satellite Services Agreement), which agreement shall otherwise remain in full force and effect; provided, however, that the foregoing shall not apply to the extent Buyer or Globalstar’s failure to meet the time periods set forth in clauses (i) or (ii) above are caused by any breach of this Agreement by Loral Space, any Seller, any Quota Seller or any Subsidiary.

22.           Expenses.  All expenses incurred by or on behalf of the parties in connection with this Agreement shall be borne solely by the party which shall have incurred same, except that Globalstar, on the one hand, and Loral Space, on the other hand, shall share equally the costs of all filing fees owed to governmental authorities in connection with all regulatory filings required in connection with the transactions contemplated by this Agreement, up to a cap of US$100,000, after which Globalstar will be solely responsible for such costs.

23.           Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

24.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER:

GSSI, LLC

By:	/s/ Fuad Ahmad
Name:	Fuad Ahmad
Its:	Treasurer

GLOBALSTAR:

GLOBALSTAR, INC.

By:	/s/ Fuad Ahmad
Name:	Fuad Ahmad
Its:	Vice President and Chief Financial Officer

SUBSIDIARIES:

LORAL/DASA GLOBALSTAR, L.P.

By:	Loral Holdings LLC, its general partner
By:	Loral Space & Communications Holdings Corporation, its sole member

By:	/s/ Avi Katz
Name:	Avi Katz
Its:	Vice President and Secretary

GLOBALSTAR DO BRASIL, S.A.

By:	/s/ Fernando Carlos Ceylão Filho
Name:	Fernando Carlos Ceylão Filho
Its:	President

By:	/s/ Andrea de Miranda Camara
Name:	Andrea de Miranda Camara
Its:	Director of Finance

LORAL/DASA DO BRASIL HOLDINGS LTDA.

By:	/s/ Fernando Carlos Ceylão Filho
Name:	Fernando Carlos Ceylão Filho
Its:	Authorized Signatory

SELLERS:

LORAL HOLDINGS LLC

By:	Loral Space & Communications Holdings Corporation, its sole member

By:	/s/ Avi Katz
Name:	Avi Katz
Its:	Vice President and Secretary

GLOBAL DASA LLC

By:	/s/ Heinz Hermann
Name:	Heinz Hermann
Its:	Manager and President

QUOTA SELLERS:

LGP (BERMUDA) LTD.

By:	/s/ Avi Katz
Name:	Avi Katz
Its:	Vice President and Assistant Secretary

MERCEDES-BENZ DO BRASIL LTDA.
(f/k/a DAIMLERCHRYSLER DO BRASIL LTDA.)

By:	/s/ Gero Herrmann
Name:	Gero Herrmann
Its:	Chief Executive Officer

By:	/s/ Gerd Hartleb
Name:	Gerd Hartleb
Its:	Chief Financial Officer

LORAL SPACE:

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Avi Katz
Name:	Avi Katz
Its:	Vice President, General Counsel and Secretary